NEWS RELEASE for December 14, 2010 at 6:00 A.M. ET

Contact: Allen & Caron	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
Jill@allencaron.com	raffy.lorentzian@ntscorp.com
Len Hall (media)	Aaron Cohen, Vice Chairman
Len@allencaron.com	aaron.cohen@ntscorp.com
(949) 474-4300	(818) 591-0776

NATIONAL TECHNICAL SYSTEMS REPORTS FISCAL YEAR 2011
THIRD QUARTER, NINE-MONTH RESULTS

Quarterly and Nine-Month Revenues Reach All-Time Highs

Calabasas, CA – December 14, 2010 –National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering and evaluation services, announced today that quarterly and nine-month revenues reached all-time highs in the third quarter and nine months ended October 31, 2010, with year-over-year increases of 19 percent and 22 percent, respectively.

President and CEO William C. McGinnis said the record revenue performance is the result of the Company continuing to execute on its strategy to become a stronger, more diverse and capable company through acquisitions, new service offerings and organic growth.  New testing and engineering services contracts with Boeing and Hawker Beechcraft, the timely completion of the integration of new acquisitions, such as Unitek Technical Services, and continued expansion of the Company’s services are among the many significant successes this year, McGinnis added.

“Our ability to integrate new acquisitions and develop new engineering services and testing capabilities that meet demand in rapidly evolving markets, as we are doing in aerospace and defense, demonstrates to me that strategically we are on the right track,” McGinnis said. “What’s exciting, as we become more diverse and successful, is an increasing number of interesting opportunities are presented to us.  Our plan is to maintain our focus on organic and acquired growth, and continue to work with our financial advisors to explore a variety of growth options, including acquisitions and other strategic and financial opportunities.”

Total revenues for the quarter increased to a record $39.0 million, up 19 percent from $32.8 million in last fiscal year’s third quarter.  Sequentially, this fiscal year’s third quarter revenues were up 13 percent from the fiscal 2011 second quarter.

Year-over-year organic growth in the fiscal 2011 third quarter was $3.2 million, or 9.8 percent, while the acquisition of Unitek on November 30, 2009, accounted for $3.0 million, or 9.2 percent of the increase in quarterly revenues.

Revenues for the first nine months of fiscal year 2011 were up 22 percent year over year to a record $109.7 million from $90.2 million in the prior year period.

Net income for the fiscal 2011 third quarter was $1.1 million, or $0.11 per basic and diluted share, compared to $1.1 million, or $0.12 per basic share and $0.11 per diluted share for the third quarter of the prior fiscal year.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

This fiscal year’s third quarter net income included a 21.8 percent year-over-year increase in selling, general and administrative (SG&A) expense including SG&A expense for Unitek; legal expense related to certain shareholder issues, employment matters and acquisition activities; compensation and other sales costs associated with the investment in the engineering services group; innovation and marketing activities costs; and incentive compensation expense related to the increase in revenues.   Net income for the quarter also reflects $530,000 in other income, primarily from insurance recoveries related to the fire at the Company’s Fullerton facility in the prior year.

Net income for the first nine months of this fiscal year was $5.7 million, or $0.58 per basic share and $0.55 per diluted share, and includes a one-time $1.8 million, or $0.17 per diluted share, net of tax gain from the sale of land recorded in the fiscal 2011 first quarter and the third quarter other income.   Also included are the year-over-year SG&A expense increases recorded in this fiscal year’s third quarter.  Net income for the first nine months of last fiscal year was $2.5 million, or $0.27 per basic share and $0.26 per diluted share.

Under the leadership of CEO McGinnis and his team, the Company has made significant progress since the end of fiscal year 2005 in a number of key areas that have transformed the Company into a recognized leader in delivering design engineering, compliance, testing, certification, quality registration and program management services to the industries it serves.  The accomplishments of McGinnis and his team include: selling non-strategic operations; increasing the Company’s geographic reach; expanding its service offerings through strategic acquisitions and internal initiatives, and modernizing the Company’s information technology systems to better serve its internal needs and those of its customers.

NTS is currently on track to nearly double its revenues by the end of this fiscal year, when compared to revenues from continuing operations for fiscal year 2005.

“We continue to gain share in all of our markets, particularly aerospace and defense,” McGinnis said.  “We are continuing to pursue strategic acquisitions and are currently in discussions with several test facilities and engineering services companies to further expand our capabilities and capacity.”

The Company’s balance sheet as of October 31, 2010 remained strong with cash, cash equivalents and investments of $7.5 million, working capital of $24 million, total assets of $118 million, total bank debt of $33 million and total equity of $55 million.

Subsequent to the quarter end, NTS amended and restated its senior credit facility with a banking group led by Comerica Bank that includes Bank of the West and U.S. Bank to provide the Company up to $65 million, which amended and restated the former credit facility that consisted of a $16.5 million revolving credit line and approximately $16.3 million in existing outstanding term debt.  The current amended and restated credit facility includes a $20 million term loan, a $25 million revolving credit line and a $20 million acquisition line.

Conference Call
As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fiscal year 2011 third quarter ended October 31, 2010.  To access the call, please dial 1-877-941-2927 from the U.S. or, for international callers, please dial +1-480-629-9723.  The live webcast and archived replay of the call can be accessed on the front page of the Investor section of NTS’ website at www.ntscorp.com.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

About NTS
National Technical Systems, Inc. is a leading provider of engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides Life Cycle Product Services, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, including the possibility of contract cancellations, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Oct, 31		Oct, 31
	2010	2009	2010	2009
Net revenues	$39,022,000	$32,801,000	$109,679,000	$90,229,000
Cost of sales	28,309,000	23,471,000	78,869,000	65,357,000
Gross profit	10,713,000	9,330,000	30,810,000	24,872,000

Selling, general and administrative expense	8,544,000	7,013,000	23,309,000	19,546,000
Equity loss from non-consolidated subsidiary	64,000	16,000	111,000	51,000
Operating income	2,105,000	2,301,000	7,390,000	5,275,000
Other income (expense):
Interest expense, net	(283,000)	(297,000)	(866,000)	(1,020,000)
Other income, net	530,000	21,000	3,719,000	156,000
Total other (expense) income, net	247,000	(276,000)	2,853,000	(864,000)

Income before income taxes and noncontrolling interests	2,352,000	2,025,000	10,243,000	4,411,000
Income taxes	1,021,000	830,000	4,172,000	1,796,000

Income before noncontrolling interests	1,331,000	1,195,000	6,071,000	2,615,000
Net income attributable to noncontrolling interests	(199,000)	(70,000)	(400,000)	(98,000)

Net income	$1,132,000	$1,125,000	$5,671,000	$2,517,000

Net income per common share:
Basic	$0.11	$0.12	$0.58	$0.27
Diluted	$0.11	$0.11	$0.55	$0.26

Weighted average common shares outstanding	10,096,000	9,319,000	9,755,000	9,307,000
Dilutive effect of stock options and nonvested shares	484,000	581,000	559,000	387,000
Weighted average common shares outstanding,assuming dilution	10,580,000	9,900,000	10,314,000	9,694,000
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Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899